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                                                                      Exhibit 11

                 Statement Re Computation of Per Share Earnings

Primary earnings per share were calculated as follows:

                                                                      Three Months Ended
                                                                           March 31,
                                                                   -------------------------
                                                                      1996           1995
                                                                      ----           ----
                                                                         In Thousands
                                                                       Except per share
                                                                            amounts
Net income                                                          $ 5,855         $ 6,219
===========================================================================================
Average shares of common stock outstanding                           11,517          11,466
Add:  Net shares assumed to be issued for
     dilutive stock options                                             271             288
- -------------------------------------------------------------------------------------------
Average shares of common stock and common stock
     equivalents outstanding                                         11,788          11,754
===========================================================================================
Earnings per share of common stock and common stock
     equivalents                                                    $  0.50         $  0.53
===========================================================================================

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